CLAR997859 | 92083-P2

Filed pursuant to Rule 424(b)(3)
Registration No. 333-264548

CLARION PARTNERS REAL ESTATE INCOME FUND INC.

SUPPLEMENT DATED JULY 29, 2022 TO

THE PROSPECTUS DATED APRIL 28, 2022

Effective as of the date of this supplement, the following supplements and, to the extent inconsistent with, supersedes the sections entitled “Investment Strategies” and “Investments in Publicly Traded Real Estate Securities” in the Fund’s Prospectus:

Investment Strategies

On a long-term basis, under normal market conditions, Clarion Partners expects to allocate the Fund’s portfolio generally in accordance with the following targeted percentages of net assets (plus the amount of borrowings for investment purposes): (i) no less than 60% to Private CRE and (ii) up to 40% to Publicly Traded Real Estate Securities and cash/cash equivalents and other short-term investments to facilitate liquidity for periodic repurchases of Common Stock (cash/cash equivalents and other short-term investments will not count toward the Fund’s 80% test).

Capitalized terms not defined herein have the meanings assigned to them in the Prospectus.